Exhibit 99.1

Kayne Anderson BDC, Inc. Announces June 30, 2024 Financial Results and Declares Third Quarter 2024 Dividend of $0.40 Per Share

Company Release - August 13, 2024

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the second quarter ended June 30, 2024.

“We believe that the core middle market represents the most attractive risk / reward area of private credit and are pleased with the portfolio of senior secured first lien loans that we have constructed for KBDC,” said Ken Leonard, Co-Chief Executive Officer. “Our middle market loans have relatively low leverage and higher interest coverage while earning an attractive yield for our shareholders.”

“We are encouraged by the increase in origination activity that we have experienced in the first half of the year and are confident that KBDC will continue to grow its private credit portfolio over the remainder of the year to the benefit of our shareholders,” said Doug Goodwillie, Co-Chief Executive Officer.

Financial Highlights for the Quarter Ended June 30, 2024

●	Net investment income of $34.4 million, or $0.51 per share;
●	Net asset value of $16.57 per share, a decrease from $16.63 per share as of March 31, 2024, but an increase of $0.05 after considering $0.11 per share dilution from the Company’s Initial Public Offering (“IPO”);
●	Amended the Revolving Funding Facility, increasing the commitment from $455 million to $600 million, extending the maturity date to April 3, 2029 and reducing the interest rate from daily SOFR plus 2.75% to SOFR plus 2.375%-2.50% depending on the mix of loans securing the facility;
●	New private credit investment commitments of $141.8 million, fundings of $136.2 million and sales and repayments of $40.5 million, resulting in a net funded private credit portfolio increase of $95.7 million;
●	Net repayments of broadly syndicated loans of $28.5 million; and
●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on October 15, 2024 to stockholders of record as of September 30, 2024.

Selected Financial Highlights

	As of
(in thousands, expect per share data)	June 30, 2024		March 31, 2024

Investment portfolio, at fair value	$1,847,058		$1,784,045
Total assets	$1,909,850		$1,844,441
Total debt outstanding, at principal	$622,000		$659,000
Net assets	$1,178,176		$811,557
Net asset value per share	$16.57		$16.63
Total debt-to-equity ratio	0.53	x	0.81	x

	For the quarter ended
	June 30, 2024	March 31, 2024

Net investment income per share	$0.51	$0.52
Net realized and unrealized gains (losses) per share	$(0.05)	$0.09
Earnings per share	$0.46	$0.61
Regular dividend per share	$0.40	$0.40
Special dividend per share	$-	$-

Results of Operations

Total investment income for the quarter ended June 30, 2024 was $52.5 million, as compared to $46.5 million for the quarter ended March 31, 2024. The increase was driven by the additions to the portfolio during the second quarter and the full quarter impact of purchases made late in the first quarter.

Net investment income for the quarter ending June 30, 2024 was $34.4 million or $0.51 per share, compared to $23.8 million or $0.52 per share for the quarter ended March 31, 2024. Total expenses for the second quarter were $18.1 million compared to $22.7 million for the prior quarter. The decrease was due to lower interest expense resulting from using a portion of the proceeds from the Company’s IPO to repay revolver borrowings during the quarter. The decrease was also a result of a full waiver of income-based incentive fees during the quarter.

For the quarter ended June 30, 2024, the net change in unrealized losses was $3.1 million. The unrealized losses for the quarter were primarily driven by changes in the fair value of certain investments, particularly Trademark Global and Siegel Egg. Trademark Global was moved to non-accrual status as of June 30, 2024. For the quarter, realized losses were $0.1 million related to the disposition of a broadly syndicated loan position.

Portfolio and Investment Activity

	As of
($ in thousands)	June 30, 2024		March 31, 2024

Investments at fair value	$1,847,058		$1,784,045
Number of portfolio companies	106		103
Average portfolio company investment size	$17,425		$17,321

Asset class:
First lien debt	97.8%		97.7%
Subordinated debt	1.2%		1.2%
Equity	1.0%		1.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$18,897		$7,033
Non-accrual investments as a percentage of debt investments at fair value	1.0%		0.4%
Number of investments on non-accrual	2		1

Interest rate type:
Percentage floating-rate	100.0%		100.0%
Percentage fixed-rate	0.0%		0.0%

Yields (at fair value):
Weighted average yield on private middle market loans	12.3%		12.4%
Weighted average yield on broadly syndicated loans	8.3%		8.4%
Weighted average yield on total debt portfolio	11.7%		11.7%

Investment activity during the quarter ended:
Gross new investment commitments	$171,836	(1)	$463,753	(2)
Principal amount of investments funded	$166,161	(1)	$449,601	(2)
Principal amount of investments sold or repaid	$(98,968	)(1)	$(32,381	)(2)
Net principal amount of investments funded	$67,193		$417,220

(1)	For the quarter ending June 30, 2024, broadly syndicated loans represent $30,000 of new investment commitments, $30,000 of investments funded and $58,500 of investments sold or repaid.

(2)	For the quarter ending March 31, 2024, broadly syndicated loans represent $302,000 of new investment commitments, $302,000 of investments funded and zero investments sold or repaid.

Liquidity and Capital Resources

As of June 30, 2024, the Company had $75 million senior unsecured notes outstanding, $547 million borrowed under its credit facilities and cash and cash equivalents of $40.6 million (including short-term investments). As of that date, the Company had $603 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

On April 3, 2024, the Company, and its wholly owned, special purpose financing subsidiary, Kayne Anderson BDC Financing, LLC, amended the senior secured revolving funding facility (the “Revolving Funding Facility”). Under the terms of the third amendment, the commitment amount was increased from $455 million to $600 million. The end of the reinvestment period was extended to April 2, 2027 and the maturity date was extended to April 3, 2029. The interest rate on the Revolving Funding Facility was reduced from daily SOFR plus 2.75% per annum to SOFR plus 2.375% - 2.50% per annum depending on the mix of loans securing the Revolving Funding Facility.

The Company received net cash proceeds of $92.4 million upon the completion of its IPO on May 24, 2024, and received net cash proceeds of $269.9 million on April 2, 2024 when it closed its final capital call with pre-IPO shareholders.

As of June 30, 2024, the Company’s debt-to-equity ratio was 0.53x and its asset coverage ratio was 289%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company is currently below its target but expects to continue to grow its private credit portfolio over coming quarters to achieve its targeted leverage.

Recent Developments

●	On August 7, 2024, the Board of Directors of the Company declared a regular dividend to common stockholders in the amount of $0.40 per share. The dividend will be paid on October 15, 2024 to stockholders of record as of the close of business on September 30, 2024.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Wednesday, August 14, 2024, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-579-2543
●	International: +1 785-424-1789
●	Conference ID: KBDC2Q

Webcast Link

●	https://events.q4inc.com/attendee/528656183

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-934-7612 (domestic) and +1 402-220-6980 (international). The replay will be available until August 28, 2024.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets:	(Unaudited)
Investments, at fair value:
Long-term investments (amortized cost of $1,825,906 and $1,343,223)	$1,847,058	$1,363,498
Short-term investments (amortized cost of $20,344 and $12,802)	20,344	12,802
Cash and cash equivalents	20,271	34,069
Receivable for principal payments on investments	5,280	104
Interest receivable	16,780	12,874
Prepaid expenses and other assets	117	319
Total Assets	$1,909,850	$1,423,666

Liabilities:
Corporate Credit Facility	$75,000	$234,000
Unamortized Corporate Credit Facility issuance costs	(1,321)	(1,715)
Revolving Funding Facility	389,000	306,000
Unamortized Revolving Funding Facility issuance costs	(5,808)	(2,019)
Revolving Funding Facility II	83,000	70,000
Unamortized Revolving Funding Facility II issuance costs	(1,571)	(1,805)
Subscription Credit Agreement	-	10,750
Unamortized Subscription Credit Facility issuance costs	-	(41)
Notes	75,000	75,000
Unamortized notes issuance costs	(748)	(851)
Payable for investments purchased	72,322	-
Distributions payable	28,446	22,050
Management fee payable	3,780	2,996
Incentive fee payable	-	14,195
Accrued expenses and other liabilities	14,574	11,949
Accrued excise tax expense	-	101
Total Liabilities	$731,674	$740,610

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 71,116,459 and 41,603,666 as of June 30, 2024 and December 31, 2023, respectively, issued and outstanding	$71	$42
Additional paid-in capital	1,154,108	669,990
Total distributable earnings (deficit)	23,997	13,024
Total Net Assets	$1,178,176	$683,056
Total Liabilities and Net Assets	$1,909,850	$1,423,666
Net Asset Value Per Common Share	$16.57	$16.42

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Income:
Investment income from investments:
Interest income	$51,991	$40,746	$98,228	$77,112
Dividend income	462	-	719	-
Total Investment Income	52,453	40,746	98,947	77,112

Expenses:
Management fees	4,251	2,848	7,773	5,533
Incentive fees	4,109	2,420	6,740	4,558
Interest expense	13,239	13,002	28,895	24,525
Professional fees	375	143	639	293
Directors fees	158	178	305	317
Other general and administrative expenses	508	422	979	871
Total Expenses	22,640	19,013	45,331	36,097
Less: Management fee waiver	(471)	-	(471)	-
Less: Incentive fee waiver	(4,109)	-	(4,109)	-
Net Expenses	18,060	19,013	40,751	36,097
Net Investment Income (Loss)	34,393	21,733	58,196	41,015

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Investments	(138)	-	(138)	-
Total net realized gains (losses)	(138)	-	(138)	-
Net change in unrealized gains (losses):
Investments	(3,075)	(731)	877	(606)
Total net change in unrealized gains (losses)	(3,075)	(731)	877	(606)
Total realized and unrealized gains (losses)	(3,213)	(731)	739	(606)

Net Increase (Decrease) in Net Assets Resulting from Operations	$31,180	$21,002	$58,935	$40,409

Per Common Share Data:
Basic and diluted net investment income per common share	$0.51	$0.56	$1.03	$1.10
Basic and diluted net increase in net assets resulting from operations	$0.46	$0.54	$1.05	$1.08
Weighted Average Common Shares Outstanding - Basic and Diluted	67,426,904	38,905,173	56,386,161	37,425,525

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations
kaynebdc@kaynecapital.com